Exhibit 15.3

Date: April 25, 2022

Full Truck Alliance Co. Ltd.

Wanbo Science and Technology Park, 20 Fengxin Road

Yuhuatai District, Nanjing

Jiangsu 210012

People’s Republic of China

No. 123 Kaifa Avenue

Economic and Technical Development Zone,

Guiyang

Guizhou 550009

People’s Republic of China

Re: Full Truck Alliance Co. Ltd.

Ladies and Gentlemen,

We, China Insights Industry Consultancy Limited, understand that Full Truck Alliance Co. Ltd. (the “Company”) plans to file an annual report on Form 20-F (the “Annual Report”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “CIC Reports”), and any subsequent amendments to the CIC Reports, as well as the citation of our research reports and amendments thereto, (i) in the Annual Report and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, and (v) in other publicity materials in connection with the Annual Report.

We further hereby consent to the filing of this consent letter as an exhibit to the Annual Report and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Lisa Feng
Name: Lisa Feng
Title: Partner